UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 8, 2010

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
2325 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)
(408) 441-0311
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
On December 8, 2010, Atmel Sarl (the “Borrower”) and Atmel Switzerland Sarl (“Atmel Switzerland”), each a wholly-owned subsidiary of Atmel Corporation (the “Company”), and the Company, terminated the facility agreement, dated March 15, 2006 (as amended, the “Facility Agreement”), among the Borrower, as the borrower, Atmel Switzerland, as guarantor, the Company, as guarantor, the financial institutions listed therein, as original lenders, and Bank of America, N.A., as facility agent and security agent.
The Facility Agreement permitted the Borrower to borrow on a revolving basis up to the lesser of $165 million (which was reduced to $125 million in November 2009), or 85% of its eligible receivables less certain reserve amounts. As of September 30, 2010, $80 million was outstanding under the Facility Agreement. All amounts outstanding under the Facility Agreement were repaid in November 2010. The Facility Agreement was set to expire on March 15, 2011. The Company did not pay any penalties as a result of the early termination.
Upon termination of the Facility Agreement, all guarantees, security, obligations and contingent liabilities created under the Facility Agreement were discharged in full and all pledged assets were returned to the Company and its subsidiaries, as applicable.
The material terms of the Facility Agreement are described in the Company’s Current Report on Form 8-K filed on March 21, 2006 and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atmel Corporation
Date: December 13, 2010	By:	/s/ Stephen Cumming
Stephen Cumming
Vice President Finance and Chief Financial Officer